EXHIBIT 99.1

O'Reilly Automotive, Inc. Reports Second Quarter 2011 Results

  First 15.0% operating margin quarter
  19% increase in quarterly adjusted diluted earnings per share
  137% increase in year-to-date free cash flow to $411 million
  Second quarter comparable store sales increase of 4.4%

SPRINGFIELD, Mo., July 27, 2011 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. (the "Company") (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for the second quarter ended June 30, 2011.

2nd Quarter Financial Results

Sales for the second quarter ended June 30, 2011, increased $98 million, or 7%, to $1.48 billion from $1.38 billion for the same period one year ago. Gross profit for the second quarter increased to $719 million (or 48.6% of sales) from $673 million (or 48.7% of sales) for the same period one year ago, representing an increase of 7%. Selling, general and administrative expenses ("SG&A") for the second quarter, increased to $496 million (or 33.5% of sales) from $476 million (or 34.5% of sales) for the same period one year ago, representing an increase of 4%. Operating income for the second quarter, increased to $222 million (or 15.0% of sales) from $181 million (or 13.1% of sales) for the same period one year ago, representing an increase of 23%.

Net income for the second quarter ended June 30, 2011, increased $34 million, or 34%, to $134 million (or 9.0% of sales) from $100 million (or 7.2% of sales) for the same period one year ago. Diluted earnings per common share for the second quarter increased 35% to $0.96 on 140 million shares versus $0.71 for the same period one year ago on 141 million shares.

As previously announced, the Company's results for the three months ended June 30, 2010, included a charge related to the legacy United States Department of Justice ("DOJ") investigation of CSK Auto Corporation ("CSK") into CSK's pre-acquisition historical accounting practices. A one-time monetary penalty of $20.9 million will be paid to the DOJ upon completion of an agreement among the DOJ, CSK and O'Reilly. In anticipation of execution of the agreement, the Company accrued $15.0 million during the second quarter of 2010 and an additional $5.9 million during the third quarter ended September 30, 2010.

Adjusted operating income for the second quarter ended June 30, 2011, increased 13%, to $222 million (or 15.0% of sales) from $196 million (or 14.2% of sales), which was adjusted for the impact of the $15 million charge related to the legacy CSK DOJ investigation discussed above, during the second quarter of 2010. Adjusted diluted earnings per common share for the second quarter ended June 30, 2011, increased 19%, to $0.96 from $0.81, which was adjusted for the impact of the charge related to the legacy CSK DOJ investigation discussed above, during the second quarter of 2010. The table below outlines the impact of the legacy CSK DOJ investigation charge for the quarters ended June 30, 2011 and 2010 (amounts in thousands, except per share data):

	For the Three Months Ended June 30,
	2011		2010
	Amount	% of Sales	Amount	% of Sales
Operating income	$ 222,368	15.0%	$ 181,164	13.1%
Legacy CSK DOJ investigation charge	--	--%	15,000	1.1%
Adjusted operating income	$ 222,368	15.0%	$ 196,164	14.2%

Net income	$ 133,772	9.0%	$ 99,595	7.2%
Legacy CSK DOJ investigation charge	--	-- %	15,000	1.1%
Adjusted net income	$ 133,772	9.0%	$ 114,595	8.3%

Diluted earnings per common share	$ 0.96		$ 0.71
Legacy CSK DOJ investigation charge	--		0.10
Adjusted diluted earnings per common share	$ 0.96		$ 0.81

Weighted-average common shares outstanding - assuming dilution	139,716		141,117

"We are pleased to report another quarter of solid results and double-digit earnings growth. Our second quarter results are highlighted by a 19% increase in diluted earnings per share, on an adjusted basis, and a record high operating margin of 15.0%," Greg Henslee, O'Reilly's CEO and Co-President stated. "We attribute this outstanding operating margin performance to our relentless focus on expense control, which resulted in a 95 basis point improvement in SG&A as a percentage of sales. Our stores continue to generate solid sales performance, driven by excellent customer service. I would like to congratulate Team O'Reilly for the outstanding results we've accomplished since our acquisition of CSK three years ago – none of which would have been possible without our Team's commitment to our Company and our customers."

Ted Wise, COO and Co-President, commenting on the Company's second quarter, stated, "During the quarter, we opened 44 new stores, which brings our total to 99 new store openings for the first half of 2011, keeping us on track to reach our goal of 170 net, new store openings in 2011. Our strong performance is reflective of the hard work and dedication of our 49,000 Team Members.  I would like to thank each of them for all of their contributions to our Company's success."

Year-to-Date Financial Results

Sales for the first six months of 2011 increased $201 million, or 8%, to $2.86 billion from $2.66 billion for the same period one year ago. Gross profit for the first six months of 2011 increased to $1.39 billion (or 48.5% of sales) from $1.29 billion (or 48.5% of sales) for the same period one year ago, representing an increase of 8%. SG&A for the first six months of 2011 increased to $970 million (or 33.9% of sales) from $926 million (or 34.8% of sales) for the same period one year ago, representing an increase of 5%. Operating income for the first six months of 2011 increased to $419 million (or 14.6% of sales) from $350 million (or 13.1% of sales) for the same period one year ago, representing an increase of 20%.

Net income for the first six months of 2011 increased $39 million, or 20%, to $236 million (or 8.3% of sales) from $197 million (or 7.4% of sales) for the same period one year ago. Diluted earnings per common share for the first six months of 2011 increased 19% to $1.67 on 141 million shares versus $1.40 for the same period one year ago on 140 million shares.

The Company's results for the first six months of 2011 included one-time charges associated with the new financing transactions the Company completed on January 14, 2011. These one-time charges included a non-cash charge to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax) and a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax).  The Company's results for the six months ended June 30, 2010, included a $15 million charge related to the legacy CSK DOJ investigation discussed above.

Adjusted operating income for the first six months of 2011, increased 15% to $419 million (or 14.6% of sales) from $365 million (or 13.7% of sales), which was adjusted for the impact of the charge related to the legacy CSK DOJ investigation discussed above, during the first six months of 2010. Adjusted diluted earnings per common share, excluding the impact of the charges related to the Company's new financing transactions during the first six months of 2011 and the legacy CSK DOJ investigation charge during the first six months of 2010, increased 18% to $1.78 for the first six months of 2011 from $1.51 for the same period one year ago. The table below outlines the impact of the charges related to the new financing transactions and the legacy CSK DOJ investigation charge for the six months ended June 30, 2011 and 2010 (amounts in thousands, except per share data):

	For the Six Months Ended June 30,
	2011		2010
	Amount	% of Sales	Amount	% of Sales
Operating income	$ 418,805	14.6%	$ 349,609	13.1%
Legacy CSK DOJ investigation charge	--	-- %	15,000	0.6%
Adjusted operating income	$ 418,805	14.6%	$ 364,609	13.7%

Net income	$ 236,246	8.3%	$ 197,071	7.4%
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	13,335	0.5%	--	-- %
Termination of interest rate swap agreements, net of tax	2,613	-- %	--	-- %
Legacy CSK DOJ investigation charge	--	-- %	15,000	0.6%
Adjusted net income	$ 252,194	8.8%	$ 212,071	8.0%

Diluted earnings per common share	$ 1.67		$ 1.40
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	0.09		--
Termination of interest rate swap agreements, net of tax	0.02		--
Legacy CSK DOJ investigation charge	--		$ 0.11
Adjusted diluted earnings per common share	$ 1.78		$ 1.51

Weighted-average common shares outstanding - assuming dilution	141,289		140,418

Mr. Henslee added, "We are very pleased to report a 137% increase in our year-to-date free cash flow, driven by our continuing efforts to improve our accounts payable to inventory ratio, which ended the quarter at 55% versus 44% last year. During the first half of 2011, we continued to enhance shareholder value by opportunistically executing our share repurchase program and buying back 5.9 million of our shares. We look forward to the second half of 2011 and continuing to focus on strategic goals that will drive long-term value."

"July 11 marked the third anniversary of our acquisition of CSK," commented Mr. Wise. "We have continued work on the final stage of our physical CSK store conversion, which includes completing all remaining exterior signage and interior décor package changeovers. We now have the inventory levels, distribution support, market competitive pricing and O'Reilly-only branded advertising and marketing program necessary to build the O'Reilly Brand from coast to coast."

Share Repurchase Program

On January 11, 2011, the Company's Board of Directors authorized a $500 million share repurchase program. During the second quarter ended June 30, 2011, the Company repurchased 3.3 million shares of its common stock at an average price per share of $58.44, for a total investment of $193 million. During the first six months of 2011, the Company repurchased 5.9 million shares of its common stock at an average price per share of $57.16, for a total investment of $338 million. Subsequent to the end of the second quarter and through the date of this release, the Company did not repurchase a material number of shares of its common stock. As of the date of this release, the Company had approximately $162 million remaining under its share repurchase program.

2nd Quarter and Year-to-Date Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to team members. Comparable store sales increased 4.4% for the second quarter ended June 30, 2011, versus 7.9% for the same period one year ago. Comparable store sales increased 5.0% for the first six months of 2011, versus 7.4% for the same period one year ago.

3 rd Quarter and Updated Full-Year 2011 Guidance

The table below outlines the Company's guidance for selected third quarter and updated full-year 2011 financial data:

	Three Months Ending September 30, 2011	Year Ending December 31, 2011
Comparable store sales	2% to 4%	3% to 6%
Total revenue		$5.7 billion to $5.8 billion
Gross profit margin		48.4% to 48.8%
Operating margin		14.2% to 14.6%
Diluted earnings per share (1)	$0.98 to $1.02	$3.42 to $3.52
Adjusted diluted earnings per share (1)(2)		$3.53 to $3.63
Capital expenditures		$290 million to $320 million
Free cash flow (3)		$425 million to $475 million
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Full-year guidance excludes $0.11 related to one-time charges associated with the new financing transactions the Company completed on January 14, 2011. These one-time items include an adjustment to earnings per share of $0.09, net of tax, for a non-cash charge to write off the balance of debt issuance costs related to the
Company's previous credit facility in the amount of $22 million ($13 million, net of tax) and an adjustment to earnings per share of
$0.02, net of tax, for a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax).
(3)	Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted operating income, adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, stock option compensation and rent ("EBITDAR"). The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, the charge related to the legacy CSK DOJ investigation, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the accompanying reconciliation table.

Earnings Conference Call Information

The Company will host a conference call on Thursday, July 28, 2011, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's website at www.oreillyauto.com by clicking on "Investor Relations" and then "News Room". Interested analysts are invited to join our call. The dial-in number for the call is (706) 679-5789; the conference call identification number is 73958598. A replay of the call will be available on the Company's website following the conference call.

About O'Reilly Automotive, Inc.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Founded in 1957 by the O'Reilly family, the Company operated 3,657 stores in 39 states as of June 30, 2011.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, CSK DOJ investigation resolution, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, the Company's increased debt levels, credit ratings on the Company's public debt, the Company's ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2010, for additional factors that could materially affect the Company's financial performance.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2011	June 30, 2010	December 31, 2010
	(Unaudited)	(Unaudited) (Note A)	(Note B)
Assets
Current assets:
Cash and cash equivalents	$ 268,792	$ 31,611	$ 29,721
Accounts receivable, net	136,184	129,769	121,807
Amounts receivable from vendors	67,807	66,823	61,845
Inventory	2,035,282	1,932,479	2,023,488
Deferred income taxes	16,238	62,588	33,877
Other current assets	29,881	34,227	30,514
Total current assets	2,554,184	2,257,497	2,301,252

Property and equipment, at cost	2,860,595	2,532,342	2,705,434
Less: accumulated depreciation and amortization	852,001	701,597	775,339
Net property and equipment	2,008,594	1,830,745	1,930,095

Notes receivable, less current portion	13,292	21,084	18,047
Goodwill	744,028	743,780	743,975
Other assets, net	45,804	63,413	54,458
Total assets	$ 5,365,902	4,916,519	$ 5,047,827

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 1,115,252	854,659	$ 895,736
Self-insurance reserves	52,367	57,000	51,192
Accrued payroll	47,893	53,876	52,725
Accrued benefits and withholdings	35,720	44,716	45,542
Income taxes payable	25,432	23,635	4,827
Other current liabilities	180,574	156,844	177,505
Current portion of long-term debt	1,005	105,150	1,431
Total current liabilities	1,458,243	1,295,880	1,228,958

Long-term debt, less current portion	497,547	479,233	357,273
Deferred income taxes	73,701	26,582	68,736
Other liabilities	183,026	184,372	183,175

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –	1,360	1,387	1,410
135,955,214 as of June 30, 2011,
138,670,036 as of June 30, 2010, and
141,025,544 as of December 31, 2010
Additional paid-in capital	1,135,735	1,087,337	1,141,749
Retained earnings	2,016,290	1,847,194	2,069,496
Accumulated other comprehensive loss	--	(5,466)	(2,970)
Total shareholders' equity	3,153,385	2,930,452	3,209,685
Total liabilities and shareholders' equity	5,365,902	4,916,519	$ 5,047,827
Note A: Certain prior period amounts have been reclassified to conform to current period presentation.
Note B: The balance sheet at December 31, 2010, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.
O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sales	$ 1,479,318	$ 1,381,241	$ 2,862,056	$ 2,661,308
Cost of goods sold, including warehouse and distribution expenses	760,657	708,608	1,473,614	1,370,328
Gross profit	718,661	672,633	1,388,442	1,290,980

Selling, general and administrative expenses	496,293	476,469	969,637	926,371
Legacy CSK DOJ investigation charge	--	15,000	--	15,000
Operating income	222,368	181,164	418,805	349,609

Other income (expense):
Write-off of asset-based revolving credit facility debt issuance costs	--	--	(21,626)	--
Termination of interest rate swap agreements	--	--	(4,237)	--
Interest expense	(6,257)	(11,146)	(11,494)	(22,025)
Interest income	562	503	1,104	899
Other, net	309	924	604	1,438
Total other expense	(5,386)	(9,719)	(35,649)	(19,688)

Income before income taxes	216,982	171,445	383,156	329,921
				132,850
Provision for income taxes	83,210	71,850	146,910	132,850
Net income	$ 133,772	$ 99,595	$ 236,246	$ 197,071

Earnings per share-basic:
Earnings per share	$ 0.97	$ 0.72	$ 1.70	$ 1.43
Weighted-average common shares outstanding – basic	137,399	138,230	138,982	137,908

Earnings per share-assuming dilution:
Earnings per share	$ 0.96	$ 0.71	$ 1.67	$ 1.40
Weighted-average common shares outstanding – assuming dilution	139,716	141,117	141,289	140,418
O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2011	2010
		(Note)
Operating activities:
Net income	$ 236,246	$ 197,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	80,400	78,023
Amortization of intangibles	(286)	1,914
Amortization of premium on exchangeable notes	--	(372)
Amortization of discount on senior notes	162	--
Amortization of debt issuance costs	530	4,278
Write-off of asset-based revolving credit facility debt issuance costs	21,626	--
Excess tax benefit from stock options exercised	(7,381)	(7,763)
Deferred income taxes	20,729	33,248
Stock option compensation programs	9,124	7,454
Other share based compensation programs	1,409	984
Other	5,439	3,061
Changes in operating assets and liabilities:
Accounts receivable	(19,835)	(25,676)
Inventory	(11,793)	(19,261)
Accounts payable	219,546	36,298
Income taxes payable	27,987	23,329
Other	(22,435)	23,155
Net cash provided by operating activities	561,468	355,743

Investing activities:
Purchases of property and equipment	(150,649)	(182,272)
Proceeds from sale of property and equipment	621	1,706
Payments received on notes receivable	3,022	2,676
Other	226	(2,704)
Net cash used in investing activities	(146,780)	(180,594)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	42,400	277,000
Payments on asset-based revolving credit facility	(398,400)	(478,500)
Proceeds from the issuance of long-term debt	496,485	--
Payment of debt issuance costs	(7,385)	--
Principal payments on capital leases	(794)	(4,493)
Repurchases of common stock	(338,030)	--
Excess tax benefit from stock options exercised	7,381	7,763
Net proceeds from issuance of common stock	22,726	27,757
Net cash used in financing activities	(175,617)	(170,473)

Net increase in cash and cash equivalents	239,071	4,676
Cash and cash equivalents at beginning of period	29,721	26,935
Cash and cash equivalents at end of period	$ 268,792	$ 31,611

Supplemental disclosures of cash flow information:
Income taxes paid	$ 92,781	$ 76,551
Interest paid, net of capitalized interest	1,449	18,124

Note: Certain prior period amounts have been reclassified to conform to current period presentation.
O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Twelve Months Ended June 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2011	2010
Debt	$ 498,552	$ 584,383
Add: Letters of credit	74,321	72,791
Discount on senior notes	3,353	--
Rent times six	1,374,390	1,360,974
Less: Premium on exchangeable notes	--	345
Adjusted debt	$ 1,950,616	$ 2,017,803

Adjusted net income (1)	$ 473,181	$ 371,219
Add: Interest expense	28,742	44,180
Taxes (2)	289,551	228,950
Adjusted EBIT	791,474	644,349

Add: Depreciation and amortization	161,619	154,027
Rent expense	229,065	226,829
Stock option compensation expense	16,617	14,021
Adjusted EBITDAR	$ 1,198,775	$ 1,039,226

Adjusted debt to adjusted EBITDAR	1.6	1.9

	June 30,
	2011	2010
Selected Balance Sheet Ratios:
Inventory turnover (3)	1.4	1.4
Inventory turnover, net of payables (4)	2.8	2.5
Average inventory per store (in thousands) (5)	$ 557	$ 553
Accounts payable to inventory (6)	54.8%	44.2%
Debt-to-capital (7)	13.7%	16.6%
Return on equity (8)	15.0%	13.5%
Return on assets (9)	9.2%	7.7%

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Selected Financial Information (in thousands):
Capital expenditures	$ 56,245	$ 91,547	$ 150,649	$ 182,272
Free cash flow (10)	$ 211,110	$ 93,550	$ 410,819	$ 173,471
Depreciation and amortization	$ 41,323	$ 40,002	$ 80,114	$ 79,937
Interest expense	$ 6,257	$ 11,146	$ 11,494	$ 22,025
Lease and rental expense	$ 57,152	$ 55,976	$ 114,313	$ 112,127
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Store Information:
Total employment	49,229	46,265
New stores	44	24
Stores closed	--	1
Total store count	3,657	3,492
Square footage (in thousands)	25,950	24,732	25,950	24,732
Sales per weighted-average square foot (11)	$ 56.82	55.51	$ 218.86	$ 209.15
Sales per weighted-average store (in thousands) (12)	$ 403	393	$ 1,551	$ 1,479
(1)	Amount for the twelve months ended June 30, 2011, excludes charges related to the write off of the balance of debt issuance costs related to the Company's previous credit facility, net of tax; the termination of the Company's interest rate swap agreements, net of tax; the previously disclosed charge related to the CSK DOJ investigation in the amount of $5.9 million, recorded in the third quarter of 2010; and the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable, net of tax, in the fourth quarter of 2010. Amount for the twelve months ended June 30, 2010, excludes the previously disclosed charge related to the CSK DOJ investigation in the amount of $15.0 million, recorded in the second quarter of 2010.
(2)	Amount for the twelve months ended June 30, 2011, excludes the tax impact of the write off of the balance of debt issuance costs related to the Company's previous credit facility, the termination of the Company's interest rate swap agreements and the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the fourth quarter of 2010.
(3)	Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(4)	Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.
(5)	Calculated as total inventory divided by store count at end of the reported period.
(6)	Calculated as accounts payable divided by inventory.
(7)	Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders' equity.
(8)	Calculated as the last 12 months adjusted net income, as defined in footnote (1), divided by average shareholders' equity. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.
(9)	Calculated as the last 12 months adjusted net income, as defined in footnote (1), divided by average total assets. Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.
(10)	Calculated as net cash flows provided by operating activities less capital expenditures for the period.
(11)	Calculated as total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(12)	Calculated as total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2011	2010	2011	2010
GAAP operating income	$ 222,368	$ 181,164	$ 418,805	$ 349,609
Legacy CSK DOJ investigation charge	--	15,000	--	15,000
Non-GAAP adjusted operating income	$ 222,368	$ 196,164	$ 418,805	$ 364,609

GAAP operating margin	15.0%	13.1%	14.6%	13.1%
Legacy CSK DOJ investigation charge	--	1.1%	--	0.6%
Non-GAAP adjusted operating margin	15.0%	14.2%	14.6%	13.7%

GAAP net income	$ 133,772	$ 99,595	$ 236,246	$ 197,071
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--	--	13,335	--
Termination of interest rate swap agreements, net of tax	--	--	2,613	--
Legacy CSK DOJ investigation charge	--	15,000	--	15,000
Non-GAAP adjusted net income	$ 133,772	$ 114,595	$ 252,194	$ 212,071

GAAP diluted earnings per share	$ 0.96	$ 0.71	$ 1.67	$ 1.40
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--	--	0.09	--
Termination of interest rate swap agreements, net of tax	--	--	0.02	--
Legacy CSK DOJ investigation charge	--	0.10	--	0.11
Non-GAAP adjusted diluted earnings per share	$ 0.96	$ 0.81	$ 1.78	$ 1.51

Weighted-average common shares outstanding – assuming dilution	139,716	141,117	141,289	140,418
	Twelve Months Ended June 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2011	2010
GAAP debt	$ 498,552	$ 584,383
Add: Letters of credit	74,321	72,791
Discount on senior notes	3,353	--
Rent times six	1,374,390	1,360,974
Less: Premium on exchangeable notes	--	345
Non-GAAP adjusted debt	$ 1,950,616	$ 2,017,803

GAAP net income	$ 458,548	$ 356,219
Legacy CSK DOJ investigation charge	5,900	15,000
Gain on settlement of note receivable, net of tax	(7,215)	--
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	13,335	--
Termination of interest rate swap agreements, net of tax	2,613	--
Non-GAAP adjusted net income	473,181	371,219
Add: Interest expense	28,742	44,180
Taxes, net of impact of gain on settlement of note receivable, debt issuance costs write-off and swap agreements termination	289,551	228,950
Adjusted EBIT	791,474	644,349

Add: Depreciation and amortization	161,619	154,027
Rent expense	229,065	226,829
Stock option compensation expense	16,617	14,021
Adjusted EBITDAR	$ 1,198,775	$ 1,039,226

Adjusted debt to adjusted EBITDAR	1.6	1.9

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         Mark Merz (417) 829-5878